Exhibit 14





                                    CBQ, Inc.
                                 Code of Ethics


                                November 21, 2003


                                    CONTACT:

                                  Paul Richter
                              Outside Legal Counsel
                               7759 Desiree Street
                           Alexandria, Virginia 22315
                                 (703) 339-1980
                               Fax: (703) 339-1987
                              e-mail: rolla@cox.net



Section 1.  Basic Ethics

         CBQ, Inc. and its subsidiaries (the "Company" or "CBQ") and their respective officers, directors and employees are bound by the following Code of Ethics.

         The Company requires that it and its officers, directors and employees:

         (1) obey all applicable laws and regulations and consult outside legal counsel whenever there is a question about the legality of any action or dealing or transaction; honest and ethical in all financial and business dealings with third parties and internally; and

         (2) maintain the highest standards of business and personal ethics in the performance of all duties and conduct; and

         (3) report to outside legal counsel, as liaison to the Company's Board of Directors, any instances where there is any hint of a conflict of interest or instance of self dealing; and

         (4) maintain the confidentiality of all the Company's and all of the Company's clients' trade secrets, proprietary information and non- public confidential information; and

         (5) report immediately to your supervisor or outside legal counsel to the Company, and never not tolerate, any illegal acts, gross negligence, misconduct, discrimination, harassment, slurs, jokes or threats based on a person's race, color, sex, sexual orientation, gender identity characteristics or expression, religion, national origin, age, marital status, disability, or veteran status; and

         (6) Never accept bribes, kick backs, favors or any consideration of any kind from people seeking to obtain special treatment or improper access to Company information or property or facilities; and

         (7) When in doubt, ask your manager or outside legal counsel about the propriety of an action or transaction or activity.

         Violation of the above and following Code of Ethics will result in appropriate action by the Company against the offenders. Such disciplinary action may include termination of employment or other working relationship, and may subject the person or party to civil and criminal sanctions.

         This  Code  of  Ethics  applies  to  officers,  directors,   employees,
applicants for employment, or others who may be present in the workplace at any CBQ.

         CBQ reserves the right to amend or supplement any provision of the Code of Ethics at any time, with or without prior notice to the Company's of the above at any time. Additional information will be posted on CBQ's website.

Section 2.  Specific Provisions for Senior Management

         In carrying out their duties, the senior officers of the Company will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or furnishes or submits, to the US Securities and Exchange Commission, as well as other public communications made by the Company. Accordingly, the senior officers of the Company shall promptly to bring to the attention of the Board of Directors and the outside legal counsel any material information of which she or he may become aware that affects the disclosures made by the Company in its public filings, if such information is not already being adequately addressed in public filings being prepared for the Company.

Section 3.  General Provisions.

         (a) Communications with the Public. AUTHORIZED PERSONNEL. CBQ is a public company. Many members of the public, especially brokers, dealers, money managers, day traders and shareholders try to obtain information about the Company in order to obtain an advantage, sometimes an illegal advantage, in trading the Company's common stock on the public markets. Further, competitors will try to learn CBQ's confidential information in order to steal clients or gain a competitive advantage. Members of the press often have an agenda or pre-written story about a company and then try to find isolated information, usually taken out of context, by contacting the company's personnel. Shareholders will often contact a company and demand information that they have no legal right to possess - either because other shareholders do not have the same information or because the information, if public, may mislead the public in terms of making decisions about the company's stock as an investment.

THESE THREATS REQUIRE THAT THE CBQ PERSONNEL ENTITLED TO COMMUNICATE WITH THE PUBLIC AS A SPOKEMEN FOR THE COMPANY AND TO ANSWER ARE LIMITED TO THE FOLLOWING
PERSONS: CHIEF EXECUTIVE OFFICER, PRESIDENT, OUTSIDE LEGAL COUNSEL, CHIEF FINANCIAL OFFICER AND MANAGER OF INVESTOR RELATIONS. NO OTHER PERSON IS TO COMMUNICATE WITH MEMBERS OF THE PUBLIC ABOUT THE COMPANY AND ITS ACTIVITIES, PLANS, CLIENTS, AND ANY INFORMATION THAT IS OR MAY CONSTITUTE TRADE SECRETS, PROPRIETARY INFORMATION, OR NON-PUBLIC CONFIDENTIAL INFORMATION.

All public inquiries should be handled only by the above named persons.

         (b) Purchasing Company Stock. CBQ's Insider Trading Policy prohibits CBQ personnel from buying or selling CBQ stock at any time, unless the Company authorizes the personnel to purchase CBQ stock. Federal and state securities laws require this restriction and this restriction applies to all officers, directors, employees and agents as well as their immediate family members or people operating under their control or direction.

         Officers, directors and other persons with access to material nonpublic information are subject to mandatory "blackout periods". A black out period is a 48 hour period before and after an event in which they may not trade CBQ stock.

         (c) Conflicts of Interest. Conflicts of Interest can compromise an employee's business ethics. A conflict of interest is any activity that is inconsistent with or opposed to CBQ's best interests, or that gives the appearance of harming the Company's interests while benefiting someone else or any impropriety. The way to identify a conflict is to decide whether there is potential for even the appearance of divided loyalty on the part of the persons in question.

         All CBQ personnel must pay for and receive only that which is proper. CBQ will make no payments or promises to influence another's acts or decisions, and the Company will give no gifts beyond those extended in normal business dealings. Federal government guidelines are a good guide to gifts.

         (d) Company Opportunities. If CBQ personnel learn of a new technology, business concept, product, service or process in the course of their employment and as a result of activities for which they receive compensation from the Company, then those opportunities belong to the Company and not the Company's personnel.

         (e) Competitors. It is illegal for competitors in the same industry to discuss fixing prices to harm or undermine other competitors, or to discuss dividing markets between them so that they do not compete in each other's markets, or to cooperate in a manner intended to undermine the other competitors by unfair business practices. Avoid all such discussions and report any effort to engage in such discussions to the outside legal counsel.

         (f) Vendors. When dealing with any vendors, CBQ personnel must maintain the highest standards. There must not be any special deals or transactions that are not arm's length.


I, the undersigned, have read and understand the Code of Ethics. I have also been given a reasonable opportunity to ask questions about any portion of the Code of Ethics that may have been unclear to me. I agree to use my goods faith efforts to abide by this Code of Ethics.


Signature:_____________________________________


Print Name:___________________________________

Date:________________________